EXHIBIT 99.2

FOR IMMEDIATE RELEASE

Contacts:
Investors:	Media:
Risa Fisher	Jennifer Meyer
rfisher@webmd.net	jmeyer@webmd.net
201-414-2002	212-624-3912

WEBMD REPORTS SECOND QUARTER RESULTS

WEBMD REPORTS 8% REVENUE GROWTH

WEBMD REPORTS 56% GROWTH IN INCOME BEFORE TAXES, RESTRUCTURING, NON-CASH AND
OTHER ITEMS

WEBMD NET LOSS OF $(0.09) PER SHARE INCLUDES $(0.11) PER SHARE IMPAIRMENT CHARGE FROM SALE OF
CERTAIN POREX SUBSIDIARIES

ELMWOOD PARK, NJ (August 5, 2003) — WebMD Corporation (NASDAQ: HLTH) today reported financial results for its second quarter ended June 30, 2003.

Key Financial Highlights

Revenue for the quarter was $246.5 million compared to $227.6 million last year, an increase of 8%. Income before taxes, non-cash, restructuring and other items for the quarter was $32.5 million or $0.11 per share compared to $20.9 million or $0.07 per share last year, an increase of 56%. Net loss for the quarter was ($26.3) million or ($0.09) per share which includes an impairment charge of approximately $33 million or $0.11 per share related to the sale of certain divisions of Porex. Excluding the impairment charges related to these businesses, the Company would have had net income of $6.8 million or $0.02 per share, an improvement of $28.4 million or $0.09 per share over the prior year. As of June 30, 2003, WebMD had $946 million in cash and short and long-term marketable debt securities.

Roger C. Holstein, Chief Executive Officer, stated, “With revenue growth of 8% and growth of income before taxes, non-cash, restructuring and other items of 56%, I am pleased with our accomplishments in the June quarter and our continued progress in each of our businesses. The external trends in healthcare and recent regulatory announcements continue to validate our strategy and encourage the use of our products and services.”

Segment Operating Results

WebMD Envoy revenues were $118 million for the June 2003 quarter, which as anticipated, was flat compared to last year. Revenue and profitability continues to reflect positive changes in transaction mix. Income before interest, taxes, restructuring, non-cash and other items was $22.3 million, an increase of approximately 22% from last year, reflecting the continued benefits of the Company’s consolidation activities and more profitable transaction mix.

WebMD Medical Manager revenues were $76.8 million for the June 2003 quarter, an increase of 16% from last year, driven by increases in larger systems installations for Intergy as well as a record number of network services installations. Income before interest, taxes, restructuring, non-cash and other items was $6.4 million, which is equal to last year and reflects the previously announced investments necessary to deal with the strong demand for network services product offerings.

WebMD Health revenues were $26.5 million for the June 2003 quarter, an increase of 47% from last year, driven by the continued demand for educational and promotional programs aimed at physicians and consumers. Income before interest, taxes, restructuring, non-cash and other items was $6.2 million, an improvement of $8.4 million from a loss of ($2.2) million last year.

Porex revenues were $31.6 million for the June 2003 quarter, which as anticipated, was equal to last year. Income before interest, taxes, restructuring, non-cash and other items was $8.0 million, a decrease of $0.2 million from last year. These results include the revenues and earnings from the two subsidiaries of Porex, which were divested last week. The divestiture of the two Porex business units reflects a change in strategic direction to focus Porex principally on its specialty porous plastic materials businesses where growth opportunities are more significant.

Financial Guidance

WebMD’s financial guidance for the balance of 2003 is impacted by the divestiture of the Porex injection molding businesses, recent acquisitions, and the continued investments to meet the demand for its all-payer solution, capitalize upon opportunities from the new acquisitions and support HIPAA-related testing, translating, reporting and communications.

WebMD expects revenues for the last two quarters of 2003 to be approximately $257 to $262 million for the September quarter and $269 to $274 million for the December quarter. Income per share from continuing operations before taxes, non-cash, restructuring and other items is expected to be $0.11 per share in the September quarter and $0.13 per share in the December quarter. These per share amounts reflect the impact of the divestiture of the Porex businesses which had contributed approximately $0.01 per share on a quarterly basis. Income from continuing operations is expected to be $0.04 per share in the September quarter and $0.07 per share in the December quarter.

Martin J. Wygod, Chairman of the Board, said, “With $946 million in cash, we are well positioned to make the investments, both internal and through acquisition, to leverage the strength of the WebMD brand and our unmatched distribution to physicians, patients and payers. We are already seeing the results of our investments at WebMD Health. We should begin to reap the return on our HIPAA investments at WebMD Medical Manager in the second half. Additionally, we will continue our investments in new product development at WebMD Envoy to capitalize upon our recent acquisition to create substantial future revenue opportunities.”

Analyst and Investor Conference Call

As previously announced, WebMD will hold a conference call with investors and analysts to discuss these results at 4:45 p.m. (EDT) on August 5, 2003. Investors and the general public are invited to listen to a live audio webcast of the call at www.webmd.com (in the About WebMD section).

At the conclusion of its conference call, WebMD will make available on its website (www.webmd.com in the About WebMD section) historical unaudited pro forma condensed quarterly income statements, segment data and balance sheets which reflect the reclassification of the divested plastics businesses as a discontinued operation for 2002 and 2003.

ABOUT WEBMD

WebMD Corporation provides services that help physicians, consumers, providers and health plans navigate the complexity of the healthcare system. Our products and services streamline administrative and clinical processes, promote efficiency and reduce costs by facilitating information exchange, communication and electronic transactions between healthcare participants.

WebMD Health is the leading provider of online information, educational services and communities for physicians and consumers. WebMD Medical Manager is the leading provider of physician practice management software and related services. WebMD Envoy is the leading provider of electronic data interchange services for healthcare providers and commercial health plans.

Porex is a developer, manufacturer and distributor of proprietary porous plastic products and components used in healthcare, industrial and consumer applications. Porex customers include both end-users of its finished products as well as manufacturers that include Porex components in their products.

All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding our guidance on future financial results and other projections or measures of future performance of WebMD; the amount and timing of the benefits expected from strategic initiatives and acquisitions; potential changes in WebMD’s business relationships; future deployment of applications; the prospects for new applications of porous plastics and other porous media; and other potential sources of additional revenue. These statements are based on WebMD’s current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of WebMD’s products and services; operational difficulties relating to combining acquired companies and businesses; WebMD’s ability to form and maintain mutually beneficial relationships with customers and strategic partners; changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet, information technology and plastics industries, including matters relating to the Health Insurance Portability and Accountability Act of 1996 (HIPAA); and the ability of WebMD to attract and retain qualified personnel. Further information about these matters can be found in WebMD’s Securities and Exchange Commission filings. WebMD expressly disclaims any intent or obligation to update these forward-looking statements.

This press release includes both financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as non-GAAP financial measures. The non-GAAP financial measures include: income before taxes, restructuring, non-cash and other items; income from continuing operations before taxes, restructuring, non-cash and other items; and related per share amounts. WebMD believes that those non-GAAP measures, and changes in those measures, are meaningful indicators of WebMD’s performance and provide additional information that WebMD management finds useful in evaluating such performance and in planning for future periods. Accordingly, WebMD believes that such additional information may be useful to investors. The non-GAAP financial measures should be viewed as supplemental to, and not as an alternative for, the GAAP financial measures. The tables attached to this press release contain historical GAAP financial measures and a reconciliation between historical GAAP and non-GAAP financial measures. With respect to the Financial Guidance in this press release, income from continuing operations is expected to include, for each of the September and December quarters, depreciation and amortization of $11 to $12 million, other non-cash expenses of $7 million to $10 million and income taxes of $1.0 to $1.5 million.

-Tables Follow-